Exhibit 10.(ac)

NEOGEN CORPORATION

CREDIT AGREEMENT

WITH

COMERICA BANK

NOVEMBER 26, 2003

				Page

1.	DEFINITIONS			1

2.	THE INDEBTEDNESS			9

	2.1	Revolving Loan Commitment		9

		(a )	Revolving Loan Note	9

	2.2	Types of Loans and Maturity		9

	2.3	Requests for Revolving Loan Advance		9

	2.4	Commitment and other Fees		10

	2.5	Purpose of Loans		10

	2.6	Prepayment and Readvances		10

	2.7	Letters of Credit		10

		(a)	Conditions to Issuance	10

		(b)	Letter of Credit Fees	11

		(c)	Issuance Fees	11

		(d)	Indemnification	11

		(e)	Fund Letter of Credit Obligations as Advances	11

	2.8	Support Letter of Credit		12

		(a)	Reimbursement Obligation / Drawing Fee	12

		(b)	Support Letter of Credit Fee	13

3.	INTEREST, FEE AND INTEREST CALCULATION, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS			12

	3.1	Repayment		12

	3.2	Prime-based Rate		12

	3.3	Eurodollar-based Rate		12

	3.4	Interest Payments		12

	3.5	Interest Payments Upon Refundings and Conversions		12

	3.6	Maximum Rate		12

	3.7	Fees and Reimbursements		13

	3.8	Basis of Payments		13

	3.9	Receipt of Payments		13

	3.10	Default Interest		14

-i-

(continued)

				Page

	3.11	Conversion and Renewal of Loans		14

4.	SPECIAL PROVISIONS FOR LOANS			14

	4.1	Reimbursement of Prepayment Costs		14

	4.2	Eurodollar Lending Offices		14

	4.3	Circumstances Affecting Eurodollar-based Availability		14

	4.4	Laws Affecting Eurodollar-based Loan Availability		15

	4.5	Increased Costs		15

5.	PAYMENTS			16

	5.1	Payment Procedure		16

	5.2	Application of Proceeds		16

	5.3	Deposits and Accounts		16

6.	CONDITIONS			17

	6.1	Conditions Precedent To Initial Advance of the Revolving Loan and Closing Date		17

		(a)	Documents Executed and Filed	17

		(b)	Certified Resolutions	17

		(c)	Certified Articles of Incorporation	17

		(d)	Certified Bylaws	17

		(e)	Certificate of Good Standing	17

		(f)	Certificate of Incumbency	17

		(g)	Lien Search	18

		(h)	Liability and Casualty Insurance	17

		(i)	Opinion of Borrower’s Counsel	17

		(j)	Approval of Bank’s Counsel	17

		(k)	Bank Accounts	18

		(l)	Appraisal	18

		(m)	Environmental	19

		(n)	Accounts Audit	19

		(o)	Approvals	19

	6.2	Conditions Precedent to All Loans		18

-ii-

(continued)

			Page

		(a) Effectiveness	18

		(b) No Default; Representations and Warranties	18

		(c) Adverse Change, etc.	18

		(d) Enforceability of Documents	18

7.	REPRESENTATIVE AND WARRANTIES		18

	7.1	Corporate Status	18

	7.2	Corporate Power and Authority; Business	18

	7.3	No Violation	19

	7.4	Litigation	19

	7.5	Use of Proceeds	19

	7.6	Governmental Approvals, etc.	19

	7.7	True and Complete Disclosure	19

	7.8	Financial Statements	19

	7.9	Security Interests	21

	7.10	Tax Returns and Payments	19

	7.11	Patents, etc.	19

	7.12	Compliance with Laws, etc.	20

	7.13	Collective Bargaining Agreements	20

	7.14	Indebtedness Outstanding	21

	7.15	Environmental Protection	21

	7.16	Employee Benefit Plans	21

	7.17	Survival of Representations and Warranties	21

8.	AFFIRMATIVE COVENANTS		22

	8.1	Reporting Requirements Covenants	22

	8.2	Maintenance of Existence and Status	23

	8.3	Insurance	23

	8.4	Books, Records and Inspections	23

	8.5	Payment of Taxes	23

	8.6	Compliance with Statutes, etc.	24

	8.7	Performance of Obligations	24

-iii-

(continued)

			Page

	8.8	Environmental Events	24

	8.9	Compliance with Formula Amount	26

	8.10	Continuation of Business	24

	8.11	Maintenance of Property	24

9.	NEGATIVE COVENANTS		25

	9.1	Changes in Business	25

	9.2	Liens	25

	9.3	Indebtedness	25

	9.4	Financial Covenants	28

	9.5	Partner Loans, Advances	28

	9.6	Stock Acquisition	28

	9.7	Extension of Credit	28

	9.8	Guarantee Obligations	26

	9.9	Subordinate Indebtedness	26

	9.10	Property Transfer, Merger or Lease-Back	26

	9.11	Acquire Securities	26

	9.12	Use of Loan Proceeds	26

10.	DEFAULTS		26

	10.1	Failure to Pay Monies Due	26

	10.2	Misrepresentation	27

	10.3	Noncompliance with Agreement	27

	10.4	Other Defaults	27

	10.5	Judgments	27

	10.6	Business Suspension, Bankruptcy, Etc.	27

	10.7	Change of Control	30

	10.8	Repudiation, Revocation	27

	10.9	Inadequate Funding or Termination of Employee Benefit Plan(s)	27

	10.10	Occurrence of Certain Reportable Events	28

	10.11	Cross Default	28

	10.12	Support Letter of Credit	31

-iv-

(continued)

EXHIBITS

EXHIBIT “A” [FORM OF REQUEST FOR ADVANCE]

EXHIBIT “B” [FORM OF REVOLVING NOTE]

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, made as of the 26th day of November, 2003, between NEOGEN CORPORATION, a Michigan corporation (“Borrower”), and COMERICA BANK, a Michigan banking corporation (“Bank”).

WHEREAS, Borrower has requested the Bank to make certain loans and extensions of credit to Borrower, and

WHEREAS, Bank is willing to do so, but only on the terms and conditions of this Agreement;

NOW, THEREFORE, IT IS AGREED:

1.	DEFINITIONS

For the purposes of this Agreement the following terms (when capitalized) will have the following meanings:

“Account(s)” shall mean, with respect to any Person, all accounts receivables, monies and book debts at any time owed to such Person, and all instruments, chattel paper and other documents evidencing or securing any such accounts receivable, monies or book debts.

“Advance” shall mean a borrowing under the Revolving Loan requested by Borrower and made by the Bank pursuant hereto.

“Affiliate” shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Applicable Interest Rate” shall mean either the Eurodollar-based Rate, Floating Rate or Prime-based Rate, as selected by Borrower from time to time or otherwise determined pursuant to the terms and conditions of this Agreement.

“Applicable Margin” shall mean:

(a) minus (i.e., negative) one and one-quarter percent (1.25%) per annum with respect to any Prime-based Loan; and

(b) one and one-half percent (1.50%) per annum with respect to any Floating Rate Loan or Eurodollar-based Loan.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan and when used in reference to any Floating Rate Loan or Eurodollar-based Loan, also a day on which dealings are made in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for any period of determination thereof, the aggregate gross expenditures during that period, in the property, plant or equipment reflected in the balance sheet of Borrower in conformity with GAAP.

“Closing Date” shall mean the date, on or before November 20, 2003, on which the conditions of Section 6.1 hereof have been satisfied.

“Closing Statement” shall mean that Closing Statement, in form and substance satisfactory to Bank, entered into by Borrower.

“Commitment Fees” shall mean the commitment fees payable to the Bank pursuant to Section 2.4 hereof.

“Current Assets” shall mean, as of any applicable date of determination, the current assets of Borrower determined in accordance with GAAP.

“Current Liabilities” shall mean, as of any applicable date of determination, all liabilities of a Person that should be classified as current in accordance with GAAP.

“Current Ratio” shall mean, as of any applicable date of determination, the ratio of Current Assets to Current Liabilities, each determined in accordance with GAAP.

“Default” shall mean an event, occurrence or circumstance which, with the giving of notice and/or passage of time, would constitute an Event of Default.

“Default Rate” shall mean a per annum rate of interest equal to the Applicable Interest Rate, plus three percent (3%).

“Documents” shall mean this Agreement, the Note, the Closing Statement, and all other documents, agreements and instruments delivered to Bank pursuant to this Agreement or any of the foregoing.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean the Net Income of Borrower before interest, income taxes, depreciation and amortization.

“Eligible Accounts” shall mean an Account arising in the ordinary course of Borrower’s business which meets each of the following requirements:

(a) it is not owing more than one hundred twenty (120) days after the date of the original invoice or other writing evidencing such Account;

(b) it is not owing by an account debtor who has failed to pay twenty five percent (25%) or more of the aggregate amount of its accounts owing to the Borrower within one hundred twenty (120) days after the date of the original invoice or other writing evidencing such Account;

(c) it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by the Borrower to the Bank;

(d) it arises from the sale or lease of goods and such goods have been shipped or delivered to the account debtor; or it arises from services rendered and such services have been performed;

(e) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such account debtor, or some other evidence of billing acceptable to the Bank;

(f) it is a valid, legally enforceable obligation of the account debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder in whole or in part;

(g) it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the account debtor or insured by a surety company;

(h) it is not owing by a subsidiary or Affiliate of the Borrower;

(i) it is not owing by an account debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America or Canada, or any state or province thereof, as applicable, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(j) it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect the Bank’s security interest in such Account;

(k) the Account has not arisen out of a written order or contract with or from an account debtor which by its nature or terms prevents, restricts, forbids or makes void or unenforceable the assignment to the Bank of such Account, or requires notice to, or the consent of, the account debtor;

(l) it is not owing by an account debtor for which the Borrower has received a notice of (i) the death of the account debtor or any partner of the account debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the account debtor, (iii) the appointment of a receiver for any part of the property of the account debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor; and

(m) it is not owing by any account debtor whose obligations the Bank, acting in its sole discretion, shall have notified the Borrower are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Environmental Laws” shall mean the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituent substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product (collectively referred to as “Hazardous Materials”), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Loan” shall mean a Loan which bears interest at a rate based on the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate equal to the Eurodollar Rate for the relevant Loan, plus the Applicable Margin for Eurodollar-based Loans.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, the British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

“Eurodollar Rate” shall mean:

(a) the per annum interest rate at which the Eurodollar Lending Office offers deposits in the relevant Eurodollar to prime banks in the Eurodollar market in an amount comparable to the relevant Eurodollar-based Loan and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by,

(b) a percentage (expressed as a decimal) equal to one hundred percent (100%) minus that percentage which is in effect on the date for an Advance of a Eurodollar-based Loan, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of “Eurodollar Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar-based Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurodollar Lending Office of such a bank to United States residents).

“Event of Default” shall mean the Events of Default specified in Sections 10.1 through 10.12 hereof.

“Floating Rate” shall mean, as of any day:

(a) the per annum interest rate at which the Eurodollar Lending Office offers overnight deposits in the relevant Eurodollar to prime banks in the Eurodollar market in an amount comparable to the relevant Floating Rate Loan; divided by,

(b) a percentage (expressed as a decimal) equal to one hundred percent (100%) minus that percentage which is in effect on the date for an Advance of a Floating Rate Loan, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of “Eurodollar Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar-based Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurodollar Lending Office of such a bank to United States residents); plus

(c) the Applicable Margin.

“Floating Rate Loan” shall mean a Loan which bears interest at the Floating Rate.

“Funded Debt” shall mean, as of any time of determination, the sum of all Indebtedness of Borrower, less accounts payable, accruals, deferred taxes, deferred compensation and loans payable to Affiliates.

“Funded Debt Ratio” shall mean the ratio of Borrower’s Funded Debt to EBITDA for the previous four (4) fiscal quarters of Borrower.

“GAAP” shall mean, at any time, accounting principles generally accepted in the United States applied in a manner consistent with the method of application utilized in the preparation of the financial statements mentioned in Section 7.8 hereof.

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Note or other indebtedness under laws applicable to Bank which are in effect as of the date hereof or, to the extent allowed by law, under such laws applicable to Bank which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of any other Person secured by any lien on any property owned by such first Person, whether or not such obligations have been assumed by such first Person, (iv) all capitalized lease obligations of such Person, and (v) all obligations of such Person under interest rate hedge agreements or interest rate swap agreements.

“Interest Expense” shall mean, for the period of any calculation thereof, the amount of interest expense of the Borrower, determined in accordance with GAAP.

“Interest Period” shall mean:

(a) in the case of any Prime-based Loan or Floating Rate Loan, an initial period beginning on the date of the Advance thereof and ending on the first Business Day of the month following the month in which such Advance is made, and thereafter, successive Interest Periods ending on the first Business Day of each month thereafter; and

(b) in the case of any Loan which is a Eurodollar-based Loan, a period of thirty (30) days or any multiple thereof up to three hundred sixty (360) days.

provided however, that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;

(ii) when an Interest Period for a Eurodollar-based Loan begins on a day which has no numerically corresponding day in another calendar month during which such Interest Period is to end, it shall end on the last Business Day of such other calendar month; and

(iii) no Interest Period for any Loan shall extend beyond the Maturity Date.

“Letter(s) of Credit” shall mean any letters of credit hereafter issued by Bank at the request of or for the account of Borrower pursuant to Section 2.7 hereof.

“Letter of Credit Agreement” shall mean in respect of each Letter of Credit issued pursuant to this Agreement, the application of Borrower requesting Bank to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise therewith), in the form and substance acceptable to Bank.

“Letter of Credit Fees” shall mean the fees payable to Bank in connection with Letters of Credit issued by it pursuant to Section 2.7 hereof.

“Letter of Credit Maximum” shall mean One Million Dollars ($1,000,000).

“Letter of Credit Obligation” shall mean the obligation of Borrower under each Letter of Credit Agreement to reimburse the Bank for each payment made by Bank under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing under such Letter of Credit Agreement.

“Letter of Credit Outstandings” shall mean, as of any date, the sum of:

(a) the face amounts of any Letters of Credit then issued and unexpired; plus

(b) the amounts of Letter of Credit Payments that have not yet been reimbursed to Bank.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by Bank in its capacity as issuer of a Letter of Credit as a result of a draw against any Letter of Credit.

“Loan” shall mean the Revolving Loan(s).

“Material Adverse Effect” shall mean:

(a) any materially adverse effect with respect to the operations, business, properties, assets, nature of assets, liabilities (contingent or otherwise) or financial condition of Borrower or any other Person; or

(b) any facts or circumstances that create a reasonable likelihood that Borrower will be rendered unable to perform obligations under any of the Documents, or a reasonable likelihood that the Bank will be rendered unable to enforce in any material respect rights or remedies purported to be granted Bank under any of the Documents.

“Maturity Date” shall mean the earlier of an Event of Default or September 1, 2005;

“Net Income” shall mean net income (or loss) for any period, determined in accordance with GAAP.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

“Person” shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, association, syndicate, joint venture, joint stock company, or a government or any agent or political subdivision thereof or other entity of any kind, and pronouns have a similarly extended meaning.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Loan” shall mean a Loan which bears interest at a rate based on the Prime-based Rate.

“Prime-based Rate” shall mean, as of any day that rate of interest which is equal to the Prime Rate plus the Applicable Margin.

“Property” shall mean, with respect to any Person, any interest of such Person in any land or property or asset, wherever situated, whether real or immovable, personal, movable or mixed, tangible or corporeal, intangible or incorporeal, including capital stock in any other Person.

“Real Estate Purchase Agreements” shall mean (a) the                         , dated                 , between Borrower and                 , pursuant to which Borrower will purchase certain real estate located at 928 Nandino Blvd., Lexington, Kentucky from                          and (b) the                         , dated                         , between Borrower and                         , pursuant to which Borrower will purchase certain real estate located at 301 N. Hosmer, Lansing, Michigan from                         .

“Request for Loan” shall mean a request for an Advance under the Revolving Note issued by a Borrower under this Agreement in the form annexed hereto as Exhibit “A”.

“Revolving Loan” or “Revolving Loans” shall mean the revolving credit loans to be advanced and readvanced to Borrower pursuant to Section 2.1 hereof.

“Revolving Loan Commitment” shall mean Fifteen Million Dollars ($15,000,000).

“Revolving Note” shall mean the Note evidencing the Revolving Loans.

“Stock Purchase Agreements” shall mean (a) the Stock Purchase Agreement, dated on or about the date hereof, between HACCO and Borrower, pursuant to which Borrower will purchase 100% of the stock of HACCO, and (b) the Stock Purchase Agreement, dated on or about the date hereof, between Hess & Clark and Borrower, pursuant to which Borrower will purchase 100% of the stock of Hess & Clark.

“Tangible Effective Net Worth” shall mean, as of any applicable date of determination, the excess of (i) the net book value of all assets of a Person (other than patents, patent rights, trade marks, trade names, franchises, copyrights, licenses, goodwill, capitalized organization expense and similar intangible assets and also excluding any amounts due from loans, investments or advances from or to any joint venture, subsidiary or Affiliate of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) and excluding Affiliate non-trade accounts receivable, less (ii) its Total Liabilities.

“Total Liabilities” shall mean, as of the date of any determination thereof, all liabilities and other obligations of Borrower, determined on in accordance with GAAP.

“UCC” shall mean Public Act 174 of 1962 of State of Michigan, as amended.

2.	THE INDEBTEDNESS

2.1 Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, Bank and Borrower agree that Borrower may request and, as to any such request Bank may in its discretion make, Revolving Loans to Borrower, at any time prior to the Maturity Date, in aggregate principal amount outstanding at any time which, when added to the Letter of Credit Outstandings, will not exceed the Revolving Loan Commitment.

2.2 Revolving Loan Note. The Revolving Loan shall be evidenced by a Revolving Note in the form attached as Exhibit “B” made to the Bank in the principal amount of the Revolving Loan Commitment.

2.3 Types of Loans and Maturity. The Revolving Note, and all principal and interest then outstanding thereunder, shall mature and become due and payable in full on the Maturity Date. Each Loan from time to time outstanding shall be either a Prime-based Loan, a Floating Rate Loan or a Eurodollar-based Loan as the Borrower may elect or as otherwise applicable pursuant to the provisions hereof. The amount and date of each Loan, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Bank’s records, which records will be presumed correct absent manifest error.

2.4 Requests for Revolving Loan Advance. Borrower may request Advances by delivery to Bank of a Request for Loan form executed by an authorized officer of Borrower and subject to the following:

(a) each such Request for Loan shall set forth all information required on the Request for Loan form;

(b) in the case of a Floating Rate Loan, the Request for Loan form may be substituted by another form reasonably acceptable to Bank and Borrower, and such substitute form constitute a Request for Loan for all purposes hereunder;

(c) each such Request for Loan shall be delivered to Bank by 2:00 p.m. (Detroit time) on such proposed date;

(d) the principal amount of such Advance, plus the amount of any outstanding Advance under the same Note having the same Applicable Interest Rate and Interest Period shall be, in the case of a Eurodollar-based Loan, at least One Million Dollars ($1,000,000) or a greater integral multiple of Five Hundred Thousand Dollars ($500,000).

(e) a Request for Loan, once delivered to Bank, shall not be revocable by Borrower;

(f) each Request for Loan shall constitute a certification by the Borrower as of the date thereof that all of the conditions set forth in Section 6.2 hereof are satisfied as of the date of such request and shall be satisfied as of the date such Advance is requested; and

(g) the principal amount requested, together with the principal amount of all other Advances (plus the Letter of Credit Outstandings), shall not exceed the Revolving Loan Commitment.

2.5 Commitment and other Fees.

(a) Borrower shall pay to Bank, with respect to the Revolving Loan, a $7,500 commitment fee payable on the Closing Date, which amount shall be deemed fully earned by Bank as of the Closing Date and shall not be refundable under any circumstance, together with all other fees of Bank and its counsel as set forth on the Closing Statement.

(b) Borrower shall pay to the Bank an unused facility fee for the period from the date of this Agreement to and including the Maturity Date, equal to one tenth of one percent (.10%) per annum on the average daily excess of the Revolving Loan Commitment over the aggregate principal balance of the Revolving Loans. Such unused facility fee shall be computed and paid quarterly in arrears by automatic deduction from Borrower’s deposit account with the Bank, on the first Business Day of the months of January, April, July and October, beginning January 1, 2004, and on the Maturity Date, for the immediately preceding three (3) month period.

2.6 Purpose of Loans. The Revolving Loan shall be available to and used by Borrower for working capital purposes, to fund the purchase prices to be paid by Borrower pursuant to the Stock Purchase Agreements, and to fund the purchase prices to be paid by Borrower in connection with the Real Estate Purchases.

2.7 Prepayment and Readvances. Subject to Section 4.1 of this Agreement, the Revolving Loans outstanding hereunder may be prepaid from time to time in accordance with the terms of this Agreement. Amounts so prepaid shall be available for readvance.

2.8 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank shall, at the request of Borrower at any time and from time to time from the Closing Date until the third (3rd) Business Day prior to the Maturity Date, issue Letters of Credit for the account of Borrower in an aggregate amount at any one time outstanding not to exceed the Letter of Credit Maximum. Each Letter of Credit shall provide an initial expiration date not later than the earlier of two (2) years from its date of issuance (subject to renewals) and three (3) Business Days prior to the Maturity Date.

(a) Conditions to Issuance. No Letter of Credit shall be issued unless, as of the date the issuance of such Letter of Credit is requested:

(i) the sum of all Revolving Loans outstanding and Letter of Credit Outstandings, upon the issuance of the Letter of Credit requested, will not exceed the Revolving Loan Commitment;

(ii) the face amount of the Letter of Credit requested plus the Letter of Credit Outstandings will not exceed the Letter of Credit Maximum;

(iii) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Borrower;

(iv) Borrower shall have delivered to Bank, prior to the requested date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Bank;

(v) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the Letter of Credit, and no law, rule, regulation, request or directive (whether or not having the force of law) of or from any governmental authority shall prohibit or request that Bank refrain from issuing the Letter of Credit requested or letters of credit generally; and

(vi) all of the conditions set forth herein, and in the related Letter of Credit Agreement, are satisfied as of the date of such request and shall be satisfied as of the date requested for issuance of such Letter of Credit.

(b) Letter of Credit Fees. Borrower shall pay to Bank letter of credit fees upon the date of issuance of each Letter of Credit in an amount to be agreed upon between Borrower and Bank.

(c) Issuance Fees. In connection with the Letters of Credit, Borrower will pay Bank’s letter of credit issuance fees and standard administration, payment drawing and cancellation charges assessed by Bank, at the times, in the amounts and on the terms customarily charged by Bank in connection with the administration of and transactions involving its letter of credit program.

(d) Indemnification. Borrower hereby indemnifies and holds Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which any such party may incur (or which may be claimed against any such party by any Person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided, however, that they shall not be required to indemnify Bank pursuant to this Section 2.7(d) for claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of Bank.

(e) Fund Letter of Credit Obligations as Advances. Borrower hereby irrevocably authorizes and directs Bank, in the event that any Letter of Credit Obligation is not paid when due, to make a Revolving Loan under the Revolving Note in the amount of such unpaid Letter of Credit Obligation and to apply the proceeds thereof toward satisfaction of such unpaid Letter of Credit Obligation.

3.	INTEREST, FEE AND INTEREST CALCULATION, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS

3.1 Repayment. The Note, and all principal and interest outstanding thereunder, shall mature and become due and payable on the Maturity Date, and each Revolving Loan from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Revolving Loan, its Applicable Interest Rate, its Interest Period (if applicable) and the amount and date of any repayment shall be noted on Bank’s records, which records will be prima facie evidence thereof, absent manifest error; provided, however, any failure by Bank to record any such information shall not relieve Borrower of its obligations to repay the outstanding principal amount of the Revolving Loans, accrued interest thereon, and any other amounts payable by Borrower hereunder in accordance with the terms of this Agreement.

3.2 Prime-based Rate. Interest on the unpaid balance of all Prime-based Loans from time to time outstanding shall accrue from the date of such Revolving Loan until paid at a per annum rate equal to such Revolving Loan’s Prime-based Rate, and shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Prime-based Rate if resulting from a change in the Prime Rate, on the date of each such change in the Prime Rate.

3.3 Floating Rate. Interest on the unpaid balance of all Floating Rate Loans from time to time outstanding shall accrue from the date of such Revolving Loan until paid at a per annum rate equal to the Floating Rate, and shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Floating Rate on the date of each such change in the Floating Rate.

3.4 Eurodollar-based Rate. Interest on each Eurodollar-based Loan shall accrue at its Eurodollar-based Rate, and shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

3.5 Interest Payments. Interest shall be due and payable:

(a) On all Revolving Loans outstanding as Floating Rate Loans or Prime-based Loans, on the first Business Day of each month beginning January 1, 2004; and

(b) On all Revolving Loans to the extent funded as a Eurodollar-based Loan, on the last day of the Interest Period applicable thereto.

3.6 Interest Payments Upon Refundings and Conversions. Notwithstanding anything to the contrary set forth herein, all accrued and unpaid interest on any Revolving Loan (or portion thereof) which is refunded or converted pursuant to Section 3.11 hereof shall be due and payable in full on the date of such refunding or conversion, together with any amounts payable under Section 3.10 hereof if such refunding or conversion occurs on any day other than the last day of the Interest Period applicable thereto.

3.7 Maximum Rate. At no time shall the rate of interest payable on the Note be deemed to exceed the Highest Lawful Rate. In the event any interest is charged or received by the Bank in excess of the Highest Lawful Rate, the Borrower acknowledges that any such excess interest shall be the result of an accidental and bona fide error, and such excess shall first be applied to reduce the principal then unpaid hereunder (in inverse order of their maturities if principal amounts are due in installments); second, applied to reduce any obligation for other indebtedness of the Borrower to the Bank; and third, any remaining excess returned to the Borrower.

3.8 Fees and Reimbursements. Simultaneously with the execution of this Agreement, the Borrower shall reimburse Bank for the amount of the expenses (including without limit reasonable attorneys’ fees, whether of inside or outside counsel, and disbursements) incurred by the Bank in connection with the preparation and closing of this Agreement and related instruments and/or making of advances hereunder.

3.9 Basis of Payments. All sums payable by the Borrower to the Bank under this Agreement or the other documents contemplated hereby shall be paid directly to the Bank at its principal office in United States funds, without set off, deduction or counterclaim. In its sole discretion, from and after the occurrence of an Event of Default, the Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the Borrower with the Bank for all or a part of any indebtedness of Borrower to Bank then due; provided, however, that this authorization shall not affect the Borrower’s obligation to pay, when due, any indebtedness of Borrower to Bank whether or not account balances are sufficient to pay amounts due.

3.10 Receipt of Payments. Any payment of the indebtedness of Borrower to Bank made by mail will be deemed tendered and received only upon actual receipt by the Bank at the address designated for such payment, whether or not the Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. The Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, the Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. The Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by the Bank from or on behalf of the Borrower. The Borrower agrees that the Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the indebtedness of Borrower to Bank in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records. The Borrower expressly agrees that to the extent that the Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the indebtedness of Borrower to Bank or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by the

Bank, to the extent that the Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness of Borrower to Bank payable upon demand by the Bank.

3.11 Default Interest. Notwithstanding anything herein to the contrary, in the event and so long as an Event of Default shall exist, all principal outstanding under the Note shall bear interest, payable on demand, from the date of such Event of Default or acceleration at a rate per annum equal to the Default Rate, provided, however, that in no event shall the Note or Loans bear interest at a rate greater than the Highest Lawful Rate.

3.12 Conversion and Renewal of Loans. Providing that no Event of Default shall have occurred, the Borrower may elect to renew or convert Applicable Interest Rates applicable to the Revolving Loan from the Prime-based Rate, Floating Rate or Eurodollar-based Rate to any other of said Rates; provided that the Borrower pays the prepayment costs required under Section 4.1 hereof, if applicable. Eurodollar-based Rates may be selected only for portions of the Revolving Loan which are in an amount of One Million Dollars ($1,000,000) or a greater integral multiple of Five Hundred Thousand Dollars ($500,000). The Borrower may select the Applicable Interest Rate and Interest Periods for such renewals and conversions by giving the Bank not less than three (3) Business Days’ prior notice in the manner provided in Section 2.3 hereof, specifying the date of such renewal or conversion, the Revolving Loans to be converted, the type of Revolving Loan elected and the duration of the Interest Period therefor. If with respect to any Revolving Loan outstanding at any time, the Bank does not receive notice of the election three (3) or more Business Days prior to the last day of the Interest Period therefor Borrower shall be deemed to have elected to convert such Revolving Loan to a Prime-based Loan at the end of the then current Interest Period.

4.	SPECIAL PROVISIONS FOR LOANS

4.1 Reimbursement of Prepayment Costs. As to any Eurodollar-based Loan, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed (other than as a result of a change in the Applicable Margin occurring pursuant to the terms hereof) during any Interest Period pursuant to this Article, or if Borrower shall fail to borrow any such Advance on the date requested therefor, Borrower hereby agrees to reimburse Bank on demand for any costs incurred by Bank as a result of the timing thereof including but not limited to any net costs incurred in liquidating or employing deposits from third parties. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such costs, which certificate shall be conclusively presumed correct, absent manifest error.

4.2 Eurodollar Lending Offices. For any Floating Rate Loan or Eurodollar-based Loan, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Revolving Loan on the books of such Eurodollar Lending Office.

4.3 Circumstances Affecting Eurodollar-based Availability. If with respect to any Floating Rate Loan or Eurodollar-based Loan, Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in the relevant

Eurodollar in the applicable amounts are not being offered to Bank for such Interest Period, then Bank shall give notice thereof to Borrower. Thereafter, the obligations of Bank to make Eurodollar-based Loans for such Interest Periods, the obligations of Bank to make Floating Rate Loans, and the right of Borrower to convert an Advance to or refund an Advance as a Eurodollar-based Loan for such Interest Period shall be suspended until Bank notifies Borrower that such circumstance no longer exists.

4.4 Laws Affecting Eurodollar-based Loan Availability. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Loan or Advance with interest at the Floating Rate or the Eurodollar-based Rate, Bank shall give notice thereof to Borrower. Thereafter: (a) the obligations of Bank to make Floating Rate Loans and Eurodollar-based Loans and the right of Borrower to convert an Advance or refund an Advance as a Floating Rate Loan or a Eurodollar-based Loan shall be suspended; (b) if Bank may not lawfully continue to maintain a Eurodollar-based Loan to the end of the then current Interest Period, the Prime-based Rate shall be the Applicable Interest Rate for Bank’s Eurodollar-based Loans for the remainder of such Interest Period; and (c) if Bank may not lawfully continue to maintain a Floating Rate Loan, the Prime-based Rate shall be the Applicable Interest Rate for Bank’s Floating Rate Loans.

4.5 Increased Costs. In the event that any change after the date hereof in applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

(a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Loan or any Note or any Letter of Credit or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Loan or any Note or any Letter of Credit or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income or gross receipts of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank’s principal executive office or Eurodollar Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Floating Rate Loan or Eurodollar-based Loan any such requirement included in an applicable Eurodollar Reserve Requirement), risk-based capital requirement, liquidity ratio or special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets or other condition affecting the Loan or the Note or any Letter of Credit or any commitment of Bank under this Agreement;

and the result of any of the foregoing is to increase the costs to Bank of making, renewing or maintaining any part of the Loans, Letters of Credit or its commitments hereunder or to reduce the amount or rate of return on any sum received or receivable by, or the rate of return on the capital of, Bank under this Agreement, or under the Note, or with respect to Letters of Credit then Bank shall promptly notify Borrower of such fact and demand compensation therefor and, Borrower hereby agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased costs or reduced return within thirty (30) days of such notice. A certificate of Bank demanding such compensation setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

5.	PAYMENTS

5.1 Payment Procedure.

(a) All payments by Borrower of principal of, or interest on, the Note or of Commitment Fees, shall be made without setoff, deduction or counterclaim on the date specified for payment under this Agreement not later than 3:00 p.m. (Detroit time) in immediately available funds to Bank.

(b) Whenever any payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall be made (except as specifically indicated to the contrary herein) on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

5.2 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default the proceeds of any offsets, voluntary payments by Borrower or others and any other sums received or collected in respect of the indebtedness hereunder, shall be applied first to the costs and expenses of Bank in enforcement and collection and, second, to the indebtedness and obligations of Borrower hereunder in such order as Bank elects, and then, if there is any excess, to Borrower.

5.3 Deposits and Accounts. In addition to and not in limitation of any rights of Bank or other holder of any Note, Bank and each other such holder shall, in the event and so long as there exists an Event of Default and without notice or demand of any kind, have the right to liquidate and collect all property or assets of Borrower (including deposits and other credits), whether presently owned or hereafter acquired, in possession or control of (or owing by) Bank or other holder for any purpose, and to apply the proceeds of any such liquidations and collections and offset any amounts owing to Borrower against obligations hereunder and under the Note and the Documents.

6.	CONDITIONS

6.1 Conditions Precedent To Initial Advance of the Revolving Loan and Closing Date. The right of Borrower to request the initial advance of the Revolving Loan pursuant to this Agreement is subject to, and the Closing Date of this Agreement shall be, the date of satisfaction of the following conditions:

(a) Documents Executed and Filed. The Borrower shall have executed (or caused to be executed) and delivered to the Bank the following:

(i) This Agreement;

(ii) The Note; and

(iii) The Closing Statement.

(b) Certified Resolutions. The Borrower shall have furnished to the Bank a copy of resolutions of the Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Note and the other Documents, which shall have been certified by an authorized officer of the Borrower as being complete, accurate and in effect.

(c) Certified Articles of Incorporation. The Borrower shall have furnished to the Bank a copy of the Articles of Incorporation including all amendments thereto and restatements thereof, and all other charter documents of the Borrower, all of which shall have been certified by the jurisdiction of incorporation.

(d) Certified Bylaws. The Borrower shall have furnished to the Bank a copy of the Bylaws of the Borrower, including all amendments thereto and restatements thereof, which shall have been certified by an authorized officer of the Borrower, as being complete, accurate and in effect.

(e) Certificate of Good Standing. To the extent such certificates are issued, a good standing or like certificate with respect to the Borrower issued by appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it carries on business.

(f) Certificate of Incumbency. The Borrower shall have furnished to the Bank a certificate of an authorized officer of the Borrower, as to the incumbency and signatures of the officer(s) of the Borrower signing Documents to which it is a party.

(g) Liability and Casualty Insurance. The Borrower shall have furnished to the Bank, in form, content and amounts and with companies satisfactory to the Bank, liability insurance with coverage acceptable to Bank, and casualty insurance policies relating to the assets and properties of the Borrower.

(h) Opinion of Borrower’s Counsel. Bank shall have received an opinion of counsel to the Borrower addressed to Bank and covering such matters as Bank shall require.

(i) Approval of Bank’s Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

(j) Bank Accounts. Borrower shall have established with Bank deposit accounts for all of its transactional account(s), other than those accounts listed on Schedule 6.1(j) attached hereto, and such lock box, dominion of funds and other arrangements as required by Bank.

(k) Approvals. Bank shall have received true and correct copies of all governmental and third party approvals, if any, necessary for Borrower to enter into this Agreement and the Documents and the transactions contemplated by this Agreement and the Documents.

6.2 Conditions Precedent to All Loans. The obligation of Bank to make Advances and Loans shall be subject to the satisfaction of the following conditions:

(a) Effectiveness. This Agreement shall have become effective as provided in Section 6.1.

(b) No Default; Representations and Warranties. At the time of the making of such Loan or Advance and after giving effect thereto: (i) there shall exist no Event of Default or facts or circumstances, which with the passage of time, would constitute or give rise to an Event of Default; and (ii) all representations and warranties contained herein or in the other Documents shall be true and correct in all material respects.

(c) Adverse Change, etc. Since August 31, 2003, nothing shall have occurred or become known which the Bank shall have determined has a Materially Adverse Effect.

(d) Enforceability of Documents. Both before and after such Advance, the obligations of Borrower under the Documents shall be valid, binding and enforceable.

7.	REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make Revolving Loans and Advances hereunder, Borrower represents and warrants to the Bank:

7.1 Corporate Status. Borrower and each subsidiary thereof is a duly incorporated and validly existing corporation, in good standing under the laws of the jurisdiction of its incorporation, has the organizational power and authority and has obtained all material requisite governmental licenses, authorizations, consents and approvals necessary to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, including, without limitation, those required by the Environmental Laws, and is duly qualified and authorized to do business in, and is in good standing in, all jurisdictions where by virtue of the nature of its activities or extent of its properties it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

7.2 Corporate Power and Authority; Business. Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party and has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or by equitable principles relating to enforceability, good faith and fair dealing.

7.3 No Violation. Neither the execution, delivery or performance by Borrower of the Documents, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein will result in a material contravention of any applicable provision of any relevant law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, or will conflict or be inconsistent, in any material respect, with or result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien upon any of the property or assets of any of them pursuant to the terms of any indenture, mortgage, deed of trust, material agreement or other material instruments to which it is a party.

7.4 Litigation. There are no actions, judgments, suits or proceedings pending or, to the Borrower’s knowledge, threatened against Borrower that are likely to have a Material Adverse Effect.

7.5 Use of Proceeds. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.6 Governmental Approvals, etc. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any third party or any foreign or domestic governmental or public body or authority, or by any subdivision thereof, is required to authorize or is required in connection with the execution, delivery and performance of any Document or the transactions contemplated therein, or the legality, validity, binding effect or enforceability of any Document.

7.7 True and Complete Disclosure. There is no fact known to Borrower which affects the business, operations, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of Borrower which would have a Material Adverse Effect and which has not been disclosed herein, or in such other documents, certificates, schedules, and written statements furnished.

7.8 Financial Statements. Borrower’s financial statements previously delivered to the Bank and most recent form 10-K and form 10-Q filed with the Securities and Exchange Commission were prepared in accordance with GAAP and fairly present in all material respects the financial position and results of the Borrower as of the dates thereof and for the periods covered thereby.

7.9 Tax Returns and Payments. Borrower has filed all tax returns required to be filed by it and has paid all taxes and assessments payable which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established to the extent required by GAAP.

7.10 Patents, etc. Borrower has all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its respective businesses as presently conducted and as proposed to be conducted.

7.11 Compliance with Laws, etc. Borrower is in compliance, in all material respects, with all applicable laws and regulations, including without limitation those relating to pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which it is presently doing business, and will comply, in all material respects, with all such laws and regulations which may be imposed in the future in jurisdictions in which it may then be doing business.

7.12 Collective Bargaining Agreements. Borrower is not a party or subject to any collective bargaining or similar agreement with any union, labor organization or other bargaining agent in respect of its employees.

7.13 Environmental Protection. Borrower represents and warrants that, except as disclosed to Borrower in either of the Stock Purchase Agreements:

(a) Borrower has all permits, licenses and other authorizations which are required with respect to the operation of its business under any Environmental Law and each such authorization is in full force and effect.

(b) Borrower is in compliance with all terms and conditions of the permits, licenses and authorizations specified in Subsection 7.13(a) above, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws applicable to it and its business, assets, operations and properties (including, without limitation, compliance with standards, schedules and timetables therein), including without limitation those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Federal Water Pollution Control Act, the Federal Clean Air Act, and the Toxic Substances Control Act.

(c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of Borrower threatened against Borrower under any Environmental Laws.

(d) Borrower has not received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state law nor has it received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing materials, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively “Hazardous Materials”) that it or any of its predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any governmental agency or private party is conducting a remedial investigation or other action pursuant to any Environmental Law.

(e) To the best knowledge of Borrower there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Borrower on, upon, into or from any of the real properties owned or operated by it at any time. To the best knowledge of Borrower there have been no such releases on, upon, under or into any such real property or in the vicinity of any of such real property that, through soil, surface water or groundwater migration or contamination, may be located on, in or under such real properties.

(f) To the best knowledge of Borrower, there is no friable asbestos in, on, or at the respective real properties or any facility or equipment of Borrower.

(g) To the best knowledge of Borrower, no real property owned or operated by the Borrower is: (i) listed or proposed for listing on the National Priorities List under CERCLA; or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority.

(h) To the best of Borrower’s knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by Borrower with any Environmental Laws, or which may give rise to any common law or legal liability, including, without limitation, liability under CERCLA or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.

7.14 Employee Benefit Plans. Borrower currently maintains a “pension benefit plan” (as such term is defined in Section 3 of ERISA) which is subject to the provisions of ERISA. Borrower is not an employer required to contribute to any multiemployer pension or benefit plan. The aggregate present value of all benefits vested under all pension plans of the Borrower did not exceed, as of the last annual valuation date, the value of the assets of the pension plans allocable to such vested benefits. Borrower is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental authority. No condition exists or event or transaction has occurred with respect to any pension plan which could reasonably be expected to result in the incurrence by Borrower of any material liability, fine or penalty. Borrower does not have any contingent liability with respect to any post-retirement benefits under a welfare plan, other than liability for continuation of coverage described in Part 6 of Title I of ERISA.

7.15 Survival of Representations and Warranties. All the representations and warranties of the Borrower contained in Section 7.1 through 7.14, inclusive, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all amounts owing hereunder have been repaid and the credit facilities made available hereunder have been terminated, notwithstanding any investigation made at any time by or on behalf of the Bank.

8.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, for so long as this Agreement is in effect and until the Revolving Loan Commitment is fully terminated and the Loans together with interest, fees and all other obligations incurred hereunder or under the Documents are paid in full it will:

8.1 Reporting Requirements Covenants. Furnish or cause to be furnished to Bank:

(a) as soon as available and in any event within ninety (90) days after the close of each fiscal year of Borrower, on a consolidated and consolidating basis, the balance sheet of Borrower as at the end of such fiscal year and the related statements of operations, shareholder’s equity and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, audited by independent certified public accountants of recognized standing in accordance with GAAP;

(b) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, commencing with the quarter ending November 30, 2003, financial statements on a consolidated and consolidating basis containing the balance sheet of Borrower as at the end of such quarterly period and the related statements of operations, of shareholder’s equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, in form and content satisfactory to Bank and certified by the chief financial officer, controller or chief accounting officer of Borrower;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, including without limitation, form 10-Q within forty-five (45) days of each fiscal quarter end and form 10-K within 90 days of each fiscal year end;

(d) within thirty (30) days of the end of each fiscal quarter of Borrower, a compliance certificate in a form reasonably acceptable to the Bank setting forth the calculations required to establish whether Borrower was in compliance with the covenants in this Agreement as at the end of such period;

(e) at the time of the delivery of the compliance report provided for in Subsection 8.1(d), a certificate of the chief financial officer, controller or chief accounting officer of Borrower to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof; and

(f) promptly upon any officer of Borrower obtaining knowledge of any condition or event which constitutes a Default or Event of Default, or becoming aware that Bank has given any notice or taken any other action with respect to a claimed Default or Event of Default under this Agreement, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the nature of such claimed Default or Event of Default, and explaining the action Borrower has taken or proposes to take with respect thereto; and

(g) with reasonable promptness, such other information and data with respect to Borrower as from time to time may be reasonably requested by Bank.

8.2 Maintenance of Existence and Status. Except as otherwise expressly provided herein, (i) preserve its legal existence, (ii) preserve all its rights and licenses to the extent necessary or desirable in the operation of its business and affairs, and (iii) be qualified to do business and conduct its affairs in each jurisdiction where its ownership of Property or the conduct of its business or affairs requires such qualification.

8.3 Insurance. Keep its insurable properties adequately insured and maintain (a) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower, (b) necessary worker’s compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes, prepaid for such time period, and written by such companies as shall be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled or amended except upon thirty (30) days’ prior written notice to the Bank. The Borrower will promptly deliver to the Bank, at the Bank’s request, evidence satisfactory to the Bank that such insurance has been so procured. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Default Rate then in effect for the Revolving Loan, all amounts so expended by the Bank.

8.4 Books, Records and Inspections. Borrower will keep true books of records and accounts of all its business transactions in accordance with GAAP or (with respect to activities and transactions in foreign jurisdictions) such other accounting principals as may be required in such foreign jurisdiction. Borrower will permit, upon reasonable prior notice by Bank to any authorized officer of Borrower, officers and designated representatives of the Bank to visit and inspect properties or assets of Borrower and to examine the books of account of Borrower and to discuss the affairs, finances and accounts of Borrower with its officers and independent accountants, all at such times and intervals as the Bank may request.

8.5 Payment of Taxes. Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Borrower or cause a failure or forfeiture of title thereto; provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings promptly instituted and diligently conducted if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.6 Compliance with Statutes, etc. Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, including but not limited to ERISA and Environmental Laws.

8.7 Performance of Obligations. Borrower will perform in all material respects all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument, trade obligations and material contracts by which it is bound or to which it is a party.

8.8 Environmental Events.

(a) The Borrower will promptly give notice to the Bank upon becoming aware of any of the following which would reasonably be expected to result in liability under any Environmental Laws: (i) violation by Borrower of any Environmental Laws; (ii) any inquiry, proceeding, investigation or other action, including a request for information or a notice of potential environmental liability from any foreign, federal, state or local environmental agency or board; or (iii) the discovery of the release of any Hazardous Materials at, on, under or from any of the real properties owned or operated by Borrower or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Laws. Bank acknowledges that Borrower has notified Bank of the environmental liabilities disclosed to Borrower in the Stock Purchase Agreements to the extent said liabilities are described in the Stock Purchase Agreements.

(b) In the event of the presence of any Hazardous Materials on any of the real properties owned or operated by Borrower which is in violation of, or which could reasonably be expected to result in liability under, any Environmental Laws, upon discovery thereof, take all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to mitigate and eliminate any such liability, and shall keep the Bank informed of its actions and the results.

8.9 Compliance with Revolving Loan Commitment . In the event that, at any time, the principal amount of the Revolving Loan (plus Letter of Credit Outstandings) exceeds the Revolving Loan Commitment, pay to Bank, for application to such Revolving Loans, an amount sufficient to eliminate such excess.

8.10 Continuation of Business. Borrower will continue to be principally engaged in those businesses in which it is engaged on the date hereof and will not make a change in its business or engage in any business, enterprise or activity which is different from or unrelated to the business in which it is engaged on the date of this Agreement.

8.11 Maintenance of Property. Maintain, preserve and keep its Property and the grounds and structure, improvements and equipment appurtenant thereto or used therewith, and each and every part and parcel thereof, in good repair and working order, reasonable wear and tear, obsolescence and insured casualties excepted, and in safe condition at all times.

9.	NEGATIVE COVENANTS

Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Revolving Loan Commitment is fully terminated and the Revolving Loan together with interest, fees and all other obligations incurred hereunder or under the Documents is paid in full, it will not:

9.1 Changes in Business. Alter the character of its primary businesses from, or enter into or acquire businesses different from its business as of the Closing Date.

9.2 Financial Covenants. Permit as of the end of each fiscal quarter, commencing with the fiscal quarter ending November 30, 2003:

(a) The Current Ratio to be less than 1.5:1.0

(b) The Tangible Effective Net Worth to be less than Twenty Million Dollars ($20,000,000).

(c) The Funded Debt Ratio to be greater than 2.0 to 1.0.

9.3 Liens. Create, incur, assume or suffer to exist any lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of lien under any similar recording or notice statute, except:

(a) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due;

(b) liens not delinquent created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations;

(c) mechanics’, materialmen’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than thirty (30) days;

(d) liens arising from the filing, for notice purposes only, of financing statements in respect of true leases.

9.4 Indebtedness. Incur, create, assume or permit to exist any Indebtedness direct or contingent, on book account or otherwise for borrowed money, or any other Indebtedness evidenced by notes, bonds, debentures or similar obligations, except for (a) Indebtedness which constitutes trade indebtedness incurred in the ordinary course of Borrower’s business, (b) Indebtedness to the Bank, (c) Indebtedness subordinated to the prior payment in full of Borrower’s Indebtedness to the Bank, upon terms and conditions approved in writing in advance by the Bank, and (d) Indebtedness which in the aggregate does not exceed Two Hundred Thousand Dollars ($200,000) per fiscal year.

9.5 Extension of Credit. Make loans, advances or extensions of credit to any Person, except for sales on open account in the ordinary course of business.

9.6 Guarantee Obligations. Guarantee or otherwise be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds, goods, supplies or services for the purpose of paying or discharging indebtedness of any other person, or otherwise, except for by endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

9.7 Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

9.8 Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of properties or assets, except for sales of Inventory in the ordinary course of business; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other person, enter into any reorganization or recapitalization or reclassify its capital stock; or (c) enter into any sale-leaseback transaction; provided, however, that Borrower may perform its obligations under and otherwise consummate the Stock Purchase Agreements and the Real Estate Purchase Agreements.

9.9 Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for:

(a) investments in obligations issued by the United States of America, or an instrumentality or agency of the United States of America, maturing within 365 days of the date of acquisition of such obligation, and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

(b) investments in certificates of deposit issued or guaranteed by a bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000, maturing within 365 days of the date of purchase; and

(c) investments in commercial paper given the highest or second highest rating by two established national credit rating agencies in the United States of America and maturing not more than 90 days from the date of acquisition thereof.

9.10 Use of Loan Proceeds. Use, or permit the use of, the proceeds of Loans for purposes other than those permitted under this Agreement, or use or permit the use of any such Loan proceeds in violation of Regulation T, U, or X of the Board of Governors of the Federal Reserve System as now or hereafter in effect, or for any other purpose which violates provisions of regulations of the Board of Governors of the Federal Reserve System.

10.	DEFAULTS. Each of the following shall be an Event of Default:

10.1 Failure to Pay Monies Due. If the Borrower shall fail to pay, when due, any principal, interest, or fee under any Note or this Agreement.

10.2 Misrepresentation. If any warranty or representation of the Borrower in connection with or contained in this Agreement or any other Document, or if any financial data or other information now or hereafter furnished to the Bank or the Bank by or on behalf of the Borrower shall prove to be false or misleading in any material respect.

10.3 Noncompliance with Agreement. If the Borrower shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any of the other Documents.

10.4 Other Defaults. If the Borrower or any subsidiary shall default in the due payment of any of its indebtedness or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall not be waived and shall be continued for a period sufficient to permit acceleration of the indebtedness thereunder.

10.5 Judgments. If there shall be rendered against the Borrower one or more judgments or decrees which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or if a writ of attachment or garnishment against the property of the Borrower shall be issued and levied and not released or appealed and bonded in a manner reasonably satisfactory to the Bank.

10.6 Business Suspension, Bankruptcy, Etc. If the Borrower voluntarily suspends transaction of its business, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is unable generally to pay its debts as they come due, is adjudicated insolvent or bankrupt or there is entered any order or decree granting relief in any involuntary case commenced against the Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or if the Borrower petitions or applies to any tribunal for any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official for the Borrower or of any substantial part of its Property, or commences any proceeding in a court of law for a reorganization, readjustment of debt, dissolution, liquidation or other similar procedure under the law or statutes of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Borrower any such proceeding in a court of law which remains undismissed or shall not be discharged, vacated or stayed, or such jurisdiction shall not be relinquished within ninety (90) days after commencement, or the Borrower by any act, indicates its consent to, approval of, or acquiescence in any such proceeding in a court of law, or to an order for relief in an involuntary case commenced against the Borrower under any such law, or to the appointment of any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official for the Borrower or a substantial part of its Property, or if the Borrower suffers any such receivership, trusteeship, liquidation, assignment, custodianship, sequestration or other similar procedure to continue undischarged for a period of ninety (90) days after commencement or if the Borrower takes any action for the purposes of effecting the foregoing.

10.7 Repudiation, Revocation. If there is any repudiation, termination, revocation or any attempt to repudiate, terminate or revoke any Document.

10.8 Inadequate Funding or Termination of Employee Benefit Plan(s). If the Borrower or any guarantor shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by it, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any guarantor to the PBGC which in the sole opinion of the Bank will have a Material Adverse Effect on the Borrower or any guarantor.

10.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or any guarantor any reportable event (within the meaning of Section 4043(b) of ERISA) which the Bank shall determine constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after the Bank gives written notice to the Borrower or guarantor, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a Material Adverse Effect on the Borrower or guarantor.

10.10 Cross-Default. If there shall occur an Event of Default under (and as defined in) any agreement between Borrower and Bank.

10.11 Exercise of Remedies. If an Event of Default has occurred hereunder:

(a) Bank’s commitment to make Advances shall immediately and automatically terminate;

(b) Bank may declare the entire unpaid balance of the indebtedness hereunder, including the Note, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower;

(c) immediately and automatically upon the occurrence of any Event of Default specified in Subsection 10.6 above, and notwithstanding the lack of any declaration by Bank under preceding clause (b), the entire unpaid principal of the Loans and other indebtedness hereunder, including the Note, shall become automatically due and payable; and

(d) Bank may exercise any remedy permitted by this Agreement, the other Documents or law.

10.12 Waiver of Defaults. No Event of Default shall be waived by Bank except in a writing made in accordance with Section 11.8 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank’s rights. No waiver of any Event of Default shall extend to any other or future Event of Default. No forbearance any of Bank’s rights shall constitute a waiver of any of any such rights. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

11.	MISCELLANEOUS

11.1 Law of Michigan; Submission to Jurisdiction. This Agreement, the Note and Documents have been delivered at Lansing, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Any legal action or proceeding with respect to this Agreement or any other Document may be brought in the courts of the State of Michigan or of the United States District Court for the Eastern District of Michigan, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address for notices pursuant to Section 11.3 hereof, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the rights of Bank to serve process in any other manner permitted by law.

Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any proceedings arising out of or in connection with this Agreement or any Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.2 Bank’s Costs and Expenses. Borrower shall pay all costs and expenses, including, by way of description and not limitation, reasonable attorney fees and out-of-pocket expenses and fees incurred by Bank in connection with the commitment, consummation, and closing of the loans contemplated hereby and in the exercise and enforcement of its rights and prerogatives hereunder and under the Documents. All costs, including attorney fees, incurred by Bank in revising, protecting, exercising or enforcing any of its rights hereunder and under the Documents, or otherwise incurred by Bank in connection with an Event of Default or in connection with the enforcement hereof, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Borrower hereunder or under the Documents, shall also be paid by Borrower.

11.3 Notices. Except as otherwise provided herein, all notices hereunder shall be sufficient if made in writing and delivered to the mailing and delivery address of the respective parties indicated on the signature pages to this Agreement, or transmitted to the facsimile or telex numbers set forth on their respective signature pages to this Agreement. All such notices shall be deemed received (i) two (2) Business Days after deposit thereof in the mails, if given by mail, (ii) one (1) Business Day after deposit with express courier service, or (iii) if by facsimile or telex transmission, the Business Day of transmission if transmitted during customary business hours of the addressee and, if not transmitted during such business hours, the following Business Day, provided, however, that notices to the Bank shall not be effective until actual receipt thereof.

11.4 Further Action. Borrower, from time to time, upon written request of Bank will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may be required to carry out the intent and purpose of this Agreement and the Documents, and to provide for Loans under and payment of the Note, according to the intent and purpose herein and therein expressed.

11.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns, provided that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder. Borrower hereby acknowledges that Bank may (but is not obligated to) sell participations or make assignments of interests in the Loans and Bank’s other interests under the Documents to financial institutions to be selected in Bank’s discretion. Borrower hereby agrees to any such participation or assignment and further agrees to execute and deliver, at Bank’s request, any additional documentation reasonably deemed necessary by Bank in connection therewith.

11.6 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Bank hereunder are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have.

11.7 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

11.8 Entire Agreement; Amendments; Waivers; Consents. This Agreement, the Note, the Documents, and any agreements, certificates, or other documents given pursuant to the foregoing, contain and will contain the entire agreement of the parties hereto, and none of the parties shall be bound by anything not expressed in writing, except that Borrower shall be bound by telephonic requests for Loans made hereunder. No amendment or waiver of any provision of this Agreement or any Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank.

11.9 Confidentiality. Bank agrees that all documentation and other information made available by Borrower to Bank under the terms of this Agreement shall (except to the extent required by regulatory authority or legal or governmental process or otherwise by governmental authority or law, or if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of Bank, or was theretofore known or hereafter becomes known to Bank independent of any disclosure thereto by Borrower) be held in the strictest confidence by Bank and used solely in administration and enforcement of Loans from time to time outstanding from Bank to Borrower and in the prosecution or defense of legal proceedings arising in connection herewith; provided that Bank may disclose such documentation and other information to any other bank or other Person to which Bank sells or proposes to sell a participation in its Loans hereunder if such other bank or Person, prior to such disclosure, agrees for the benefit of Borrower to comply with the provisions of this Section 11.9.

11.10 Interest. It is the intention of the parties hereto that Bank shall conform to usury laws applicable to it, if any. Accordingly, if the transactions with Bank contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Note or Documents payable to Bank, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by Bank under the Note payable to Bank, this Agreement, the Documents or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or such Note or Documents shall under no circumstances exceed the Highest Lawful Rate and any excess shall be credited automatically, if theretofore paid, on the principal amount of Loans owed to Bank or, if it has no Loans outstanding, shall be refunded to Borrower by Bank; and (ii) in the event that the maturity of any such Note or other Indebtedness hereunder is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Highest Lawful Rate and excess interest, if any, to Bank shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Bank on the principal amount of the Indebtedness owed to Bank by the Borrower or, if no such Indebtedness is then outstanding, shall be refunded to the Borrower.

11.11 Cross-Default. Any default by Borrower under the terms of any Indebtedness to the Bank shall also constitute an Event of Default under this Agreement and the Documents and any Event of Default under this Agreement or the Documents shall be a default under any Indebtedness of Borrower to the Bank.

11.12 JURY WAIVER. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.13 Conflicts. In the event of direct conflict between the provision of this Agreement and any term of any Document, the relevant term of this Agreement shall control.

11.14 Effective Upon Execution. This Agreement shall become effective upon the later of the execution hereof by Bank and Borrower and the Closing Date, and shall remain effective until all Loans and obligations hereunder have been repaid and discharged in full and no commitment to fund any Loan hereunder remains outstanding.

[SIGNATURES ON THE FOLLOWING PAGE]

WITNESS the due execution hereof as of the day and year first above written.

NEOGEN CORPORATION

By:	/s/ RICHARD R. CURRENT

Richard R. Current
Its:	Vice President and CFO
620 Lesher Place Lansing, Michigan 48912 Attn: Chief Financial Officer Telephone No. 517-372-9200 Facsimile No. 517-372-0108

COMERICA BANK

By:	/s/ DAVID G. GRANTHAM

David G. Grantham
Its:	Vice President
101 North Washington Square Lansing, Michigan 48933 Telephone No. 517-342-5801 Facsimile No. 517-342-5905

Schedule 6.1(j)

PERMITTED BANK ACCOUNTS

EXHIBIT “A”

[FORM OF REQUEST FOR ADVANCE]

REQUEST FOR ADVANCE

The undersigned hereby requests COMERICA BANK (“Bank”) to make an advance to the undersigned on                         ,             , in the amount of $                     under the $15,000,000 Revolving Note dated as of November     , 2003, issued by the undersigned to Bank (herein called “Note”) under that Credit Agreement between Neogen Corporation and Bank dated November     , 2003.

The undersigned requests that the Applicable Interest Rate be:                             1 and that with respect to a Eurodollar-based Rate Loan, that the Interest Period be                             .2

The undersigned certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default has occurred, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct.

Dated this      day of                 , 20    .

NEOGEN CORPORATION

By:

Printed Name:

Its:

[1]	Insert Prime-based Rate, Floating Rate or Eurodollar- based Rate
[2]	Insert Interest Period – 30, 60, 90, 120, 150, 180, 210, 240, 270, 300, 330 or 360 days

Exhibit A-1

EXHIBIT “B”

[FORM OF REVOLVING NOTE]

REVOLVING NOTE

$15,000,000	Tax ID: 38-2367843

Lansing, Michigan
November 26, 2003

FOR VALUE RECEIVED, on or before the Maturity Date, NEOGEN CORPORATION, a Michigan corporation (herein called “Company”), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called “Bank”) at its office at 101 North Washington Square, Lansing, Michigan 48933, in lawful money of the United States of America, the indebtedness or so much of the sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement of even date herewith, made by and between Company and Bank (herein called “Agreement”), together with interest thereon as hereinafter set forth.

Capitalized terms used herein and not defined to the contrary have meanings given them in the Agreement.

Interest shall accrue on the unpaid principal balance of this Note from time to time outstanding at the Applicable Interest Rate, as selected by Borrower or as otherwise applicable pursuant to the provisions of the Agreement; provided, however, that in the event, and so long as an Event of Default shall exist, interest shall accrue (subject to limitations thereon specifically described in the Agreement) at the per annum rate equal to the Default Rate.

Interest on the unpaid balance of all Loans shall accrue and be due and payable pursuant to the terms of the Agreement.

This Note is a note under which advances, repayments and re-advances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, may be prepaid in accordance with, and may be matured under the terms of the Agreement, to which reference is hereby made. This Note is secured by the Documents described in the Agreement, to which reference is made for, among other things, the conditions under which this Note may be accelerated. As additional security for this Note, Company grants Bank a lien on all property and assets, including deposits and other credits, of the Company, at any time in possession or control of or owing by Bank for any purpose.

All payments under this Note shall be in immediately available United States funds, without setoff or counterclaim.

The undersigned and all accommodation parties, guarantors and indorsers (i) waive presentment, demand, protest and notice of dishonor, (ii) agree that no extension or indulgence to the undersigned or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any accommodation party, guarantor or indorser, and (iii) agree to reimburse the holder of this Note for any and all costs and expenses incurred in collecting or attempting to collect any and all principal and interest under this Note (including, but not limited to, court costs and reasonable attorney fees, whether such costs and expenses are incurred in formal or informal collection actions, federal bankruptcy proceedings, appellate proceedings, probate proceedings, or otherwise). Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

COMPANY AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED, AND, AFTER CONSULTING WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED HERETO.

This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

NEOGEN CORPORATION

By:

Richard R. Current
Its:	Vice President and CFO

B